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As filed with the Securities and Exchange Commission on June 30, 2020

Registration No. 333-____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLUS THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	4200 Marathon Blvd., Suite 200 Austin, TX 78756	33-0827593
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(IRS Employer Identification No.)

Plus Therapeutics, Inc. 2020 Stock Incentive Plan

Plus Therapeutics, Inc. 2015 New Employee Incentive Plan

(Full title of the plan)

Andrew Sims

Chief Financial Officer

Plus Therapeutics, Inc.

4200 Marathon Blvd., Suite 200

Austin, TX 78756

(Name and address of agent for service)

(737) 255-7194

(Registrant’s telephone number, including area code)

Copies to:

Andrew L. Strong

Davina K. Kaile

2 Houston Center

909 Fannin, Suite 2000

Houston, TX  77010

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) or the Securities Act.                            ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Common Stock, par value $0.001 per share	813,829(3)	2.09(5)	$1,700,902.61	$220.78
Common Stock, par value $0.001 per share	40,000(4)	$2.23(6)	$89,200	$11.58

(1)	The securities to be registered include rights to acquire Common Stock.
(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or become issuable under the Plus Therapeutics, Inc. 2020 Stock Incentive Plan (the “2020 Plan”) or the Plus Therapeutics, Inc. 2015 New Employee Incentive Plan (as amended, the “2015 Plan”) in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(3)

Represents the sum of (i) 603,799 shares of common stock issuable pursuant to the 2020 Plan and (ii) 210,030 additional shares of common stock issuable pursuant to the 2015 Plan as a result of the Second Amendment to the 2015 Plan which became effective on February 6, 2020.

(4)	Represents shares issuable upon exercise of certain options awarded under the 2015 Plan on February 6, 2020.
(5)

Computed in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on June 26, 2020.

(6)

Computed in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price at which the options may be exercised for the shares described above in footnote 4 is $2.23 per share.

(7)

The registration fee is calculated only with respect to the additional securities registered on this Registration Statement. The existing securities issuable under the 2014 Plan and 2015 Plan were registered, and the correlating registration fee paid, pursuant to the Registration Statements on Form S-8 (File Nos. 333-223566, 333-210211 and 333-202858) filed by Registrant on March 18, 2015, March 15, 2016, and March 9, 2018.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S‑8. The documents containing the information specified in Part I will be delivered to the participants as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by Plus Therapeutics, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a)Registrant’s Annual Report on Form 10-K (File No. 001-34375) for the fiscal year ended December 31, 2019 filed with the Commission on March 30, 2020 and amended on Form 10-K/A filed with the Commission on April 29, 2020.

(b)Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (File No. 001-34375) filed with the Commission on May 14, 2020.

(c)Registrant’s Current Reports on Form 8-K (File No. 001-34375) filed with the Commission on January 3, 2020, February 6, 2020, March 12, 2020, March 30, 2020, April 23, 2020, June 11, 2020, and June 17, 2020.

(d)The description of the Registrant’s common stock on Form 10/A filed with the Commission on July 16, 2001 (File No. 000-32501) and any amendment or report filed with the Commission for the purpose of updating the description.

In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (excluding any portions thereof furnished by the Registrant, including but not limited to information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply. Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s amended and restated certificate of incorporation, as amended (the “Certificate”), includes a provision that, to the fullest extent permitted by the DGCL, eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director. In addition, together the Certificate and the Registrant’s amended and restated bylaws, as amended (the “Bylaws”), require the Registrant to indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding (whether criminal, civil, administrative or investigative) by reason of the fact that such person is or was a director, officer or employee of the Registrant or any predecessor, or serves or served at any other enterprise as a director, officer or employee at the Registrant’s request or the request of any predecessor, against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant. The Bylaws also provide that the Registrant may, to the fullest extent provided by law, indemnify any person against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant. The Registrant is required to advance expenses incurred by its directors, officers, employees and agents in defending any action or proceeding for which indemnification is required or permitted, subject to certain limited exceptions. The indemnification rights conferred by the Bylaws are not exclusive.

The Registrant’s bylaws and certificate of incorporation provide that the Registrant shall indemnify to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Registrant or any predecessor, or serves or served at any other enterprise as a director, officer or employee at the request of the Registrant or any predecessor to the Registrant. The Registrant has entered into Indemnification Agreements (Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on February 6, 2020) with its officers and directors that will require the Registrant to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.33 to the Registrant’s Annual Report on Form 10-K, filed on March 9, 2018).
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of BDO USA, LLP, independent registered public accounting firm.
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).
99.1	Plus Therapeutics, Inc. 2020 Stock Incentive Plan.
99.2	Form of Notice of Stock Option Grant for option awards to be made under the Plus Therapeutics, Inc. 2020 Stock Incentive Plan.
99.3	2015 New Employee Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on January 5, 2016).
99.4	First Amendment to the Plus Therapeutics, Inc. 2015 New Employee Incentive Plan (incorporated by reference to Exhibit 10.42 to the Registrant’s Annual Report on Form 10-K, filed on March 24, 2017) .
99.5	Second Amendment to the Plus Therapeutics, Inc. 2015 New Employee Incentive Plan (incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K, filed on March 30, 2020).

Item 9.   Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas, on the 30th day of June, 2020.

PLUS THERAPEUTICS, INC.

By:	/s/ Marc H. Hedrick, MD
Marc H. Hedrick, MD
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc H. Hedrick, MD and Andrew Sims, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-facts and agents, or his or her substitute or substitutes, or any of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Marc H. Hedrick, MD Marc H. Hedrick, MD	President, Chief Executive Officer (Principal Executive Officer) and Director	June 30, 2020
/s/ Andrew Sims Andrew Sims	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 30, 2020
/s/ Richard J. Hawkins Richard J. Hawkins	Chairman of the Board	June 30, 2020
/s/ Howard Clowes Howard Clowes	Director	June 30, 2020
/s/ An van Es-Johansson, MD An van Es-Johansson, MD	Director	June 30, 2020
/s/ Robert Lenk, PhD Robert Lenk, PhD	Director	June 30, 2020
/s/ Greg Petersen Greg Petersen	Director	June 30, 2020